# Exclusive Distribution Agreement

This Exclusive Distribution Agreement (this "**Agreement**"), dated as of 20/05/2020 (the "**Effective Date**"), is entered into between Slinger Bag Americas Inc., a Delaware corporation located at 2709 N. Rolling Road Unit 138, Windsor Mill, Baltimore, MD 21244 and Ace Distribution, a Swiss company located at Allmeindstrasse 15, 8840 Einsiedeln Switzerland and with company registration number CH02030007268 ("**Distributor**", and together with SBA, the "**Parties**", and each, a "**Party**").

WHEREAS, SBA is in the business of manufacturing and selling game improvement tennis equipment including portable tennis ball launchers in a trolley bag;

WHEREAS, Distributor is in the business of reselling Goods (as defined in Section 1);

WHEREAS, SBA desires to appoint Distributor as its exclusive distributor to resell the Goods to customers located in the Territory (as defined below), and Distributor desires to accept such appointment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Appointment.

1.1 Exclusive Appointment. SBA appoints Distributor as its exclusive distributor of the goods set forth in Schedule 1 ("Goods") within Switzerland ("**Territory**") during the Term, and Distributor accepts such appointment. Distributor shall not directly or indirectly market, advertise, promote, sell or distribute the Goods to any person located outside the Territory, including selling or distributing the Goods to any person for ultimate resale to persons outside the Territory

1.2 No Right to Appoint Sub-distributors. Distributor shall not, without the prior written consent of SBA, appoint any sub-distributor or other person or entity to sell or distribute the Goods.

2. Promotion and Marketing.

2.1 Distributor Obligations. Distributor shall:

(a) market, advertise, promote and sell the Goods in the Territory in a manner that reflects favorably at all times on the Goods and the good name, goodwill and reputation of SBA and consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Goods;

(b) maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement;

(c) purchase and maintain at all times a representative quantity of each Good sufficient for and consistent with the needs of customers in the Territory;

(d) have sufficient knowledge of the industry and products competitive with each Good (including specifications, features, and benefits) so as to be able to explain in detail to customers:

(i) the differences between the Good and competing products; and

(ii) information on standard protocols and features of each Good;

(e) submit all Goods-related promotional and marketing materials to SBA for approval prior to use. SBA agree that any /all feedback must be provided within 7 working days otherwise Distributor will deem approval has been granted. Distributor agrees to work with SBA to reach mutual agreement in regards to requests and agrees to observe all reasonable directions and instructions given to it as a result by SBA in relation to the marketing, advertisement, and promotion of the Goods, including SBA's sales, marketing, and merchandising policies as they currently exist or as they may hereafter be changed by SBA;

(f) establish and maintain (i) a Direct-To-Consumer website platform home page for the Territory based on either Distributors own local market online platform or through using www.slingerbag.com, (ii) a sales and marketing organization to the extent deemed reasonably necessary by SBA, to develop the market potential for the sale of the Goods, and (iii) facilities and a distribution organization sufficient to make the Goods available for shipment by Distributor to each of its customers in the Territory immediately on receipt of an order;

(g) develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(h) not make any materially misleading or untrue statements concerning SBA or the Goods, including any product disparagement or "bait-and-switch" practices;

(i) promptly notify SBA of any complaint or adverse claim about any Good or its use of which Distributor becomes aware;

(j) submit to SBA complete and accurate annual reports regarding inventory, marketing and sales of the Goods in a computer-readable format and containing the scope of information acceptable to SBA, maintain books, records and accounts of all transactions and permit full examination thereof by SBA in accordance with Sections 15 and Section 16;

(k) not resell Goods to any federal, state, local or foreign government or political subdivision or agency thereof, without express written approval from SBA;

(l) on request, provide SBA with a written survey of the current and 12-month estimate of demand for the Goods in the Territory, especially in relation to similar or competing products;

(m) only resell any software or accessories sold, bundled or packaged with any Good on those terms and conditions as mutually agreed with SBA

(n) support and enforce SBA's limited one-year consumer warranty that can be extended by the consumer to 3 years by registering their purchase at www.slingerbag.com/warranty/;

(o) offer to consumers no-quibble-replacement product for all warranty returns based on SBA's user warranty guidelines, a program that SBA shall, in turn, provide to Distributor; and

(p) translate, maintain, and maximize use of the local home page either through Distributors local online platform or as provided via SBA and utilize this vehicle as the main revenue source for Distributor / SBA's business.

2.2 SBA Obligations. SBA shall:

(a) provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Goods;

(b) allow Distributor to participate, at its own expense, in any marketing, advertising, promotion, and sales programs or events that SBA may make generally available to its authorized distributors of Goods, provided that SBA may alter or eliminate any program at any time;

(c) approve or reject, in its sole discretion, any promotional information or material submitted by Distributor for SBA's approval; and

(d) provide promotional information and material as agreed in approved annual marketing plans, for use by Distributor in accordance with this Agreement.

3. Agreement to Purchase and Sell Goods.

3.1 Terms of Sale; Orders. SBA shall make available and sell Goods to Distributor at the prices under Section 3.2 and on the terms and conditions set out in this Agreement.

3.2 Price. The prices for Goods sold under this Agreement shall be as per SBA's Distributor Price List then currently in effect from time to time during the Term.

(a) All prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement.

(b) Distributor is responsible for all charges, costs, and taxes; provided, that, Distributor is not responsible for any taxes imposed on, or regarding, SBA's income, revenues, gross receipts, personnel or real or personal property or other assets.

(c) Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of 1½% per month or the highest rate permissible under applicable law.

(d) Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by SBA, whether relating to SBA's or SBA's affiliates' breach, bankruptcy, or otherwise and whether under this Agreement, any purchase order, any other agreement between (i) Distributor or any of its affiliates and (ii) SBA or any of its affiliates, or otherwise.

3.3 Payment Terms. Distributor shall pay all properly invoiced amounts due to SBA within a maximum of 30 days from date of invoice or as otherwise advised and agreed in writing by SBA. Distributor shall make all payments in US dollars by check, wire transfer, or automated clearing house.

3.4 Availability/Changes in Goods. SBA may, in its sole discretion, add or make changes to Goods in, or remove Goods from, Schedule 1 on 90 days prior notice to Distributor, in each case, without obligation to modify or change any Goods previously delivered or to supply new goods meeting earlier specifications.

4. Orders Procedure.

4.1 Purchase Orders. Distributor shall issue all purchase orders ("**Purchase Order(s)**") to SBA in written form via SBA's web-based order system – "Solentris". SBA will provide all necessary training to facilitate this easy to operate process. By placing an order, Distributor makes an offer to purchase Goods under the terms and conditions of this Agreement and the following commercial terms listed in the purchase order ("**Purchase Order Transaction Terms**"), and on no other terms: (a) the listed Goods to be purchased, including make/model number; (b) the quantities ordered; and (c) the requested delivery date. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Purchase Order are void and have no effect.

4.2 Acceptance and Rejection of Purchase Orders. SBA may, in its sole discretion, accept or reject any Purchase Order. SBA will notify Distributor that PO's placed by the online Solentris portal have been accepted or rejected within 10 working days of the order being placed. No Purchase Order is binding on SBA unless accepted by SBA as provided in this Agreement. SBA may, in agreement with Distributor, without liability or penalty, cancel any Purchase Order placed by Distributor and accepted by SBA, in whole or in part: if SBA discontinues its sale of Goods or reduces or allocates its inventory of Goods under Section 3.4; if SBA determines that Distributor is in violation of its payment obligations under or is in material breach of this Agreement.

5. Minimum Purchase Obligation. Distributor shall purchase sufficient quantities of Goods to meet the minimum purchase obligation throughout the life of this Agreement and as specified in Schedule 1 ("**Minimum Purchase Obligation**"). SBA may monitor progress towards the purchase obligation as deemed necessary [in accordance with the audit

procedures set out in Section 15. If Distributor fails to achieve the Minimum Purchase Obligation, SBA may:

5.1 Enter a consultation period with Distributor to improve the situation, and if no improvement is evidenced within a period of one year then SBA will have the right to either:

5.2 terminate this Agreement under Section 8.2(a); or

5.3 refuse to renew this Agreement under Section 8.1.

6. Shipment and Delivery.

6.1 Shipment and Delivery Requirements. Unless otherwise expressly agreed to by the Parties, SBA shall deliver the Goods to the Delivery Point, using SBA's standard methods for packaging and shipping the Goods. SBA may, in agreement with Distributor, without liability or penalty, make partial shipments of Goods, each of which constitutes a separate sale, and Distributor shall pay for the units shipped in accordance with the payment terms specified in Section 3.3 whether such shipment is in whole or partial fulfillment of a Purchase Order. Any time quoted for delivery is an estimate only. All Prices are based on Intercoms 2010 and are FOB SBA's shipping point in Xiamen or Hong Kong, China or Bangkok in Thailand.

6.2 Title and Risk of Loss; Purchase Money Security Interest. Title and risk of loss passes to Distributor upon delivery of the Goods at SBA's shipping point. As collateral security for the payment of the purchase price of the Goods, Distributor hereby pledges and grants to SBA, a lien on and security interest in and to all of the right, title and interest of Distributor in, to, and under the Goods, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the Maryland Uniform Commercial Code.

6.3 Acceptance of Goods. Distributor shall inspect Goods received under this Agreement. On the seventh working day after delivery of the Goods, Distributor shall be deemed to have accepted the Goods unless it earlier notifies SBA in writing and furnishes written evidence or other documentation as reasonably required by SBA that the Goods:

(a) are damaged, defective, or otherwise do not conform to the make/model number listed in the applicable purchase order; or

(b) were delivered to Distributor as a result of SBA's error.

If Distributor notifies SBA pursuant to this Section 6.3, then SBA shall determine, in its sole discretion, whether to replace the Goods or refund the price for the Goods.

From time to time Distributor will advise SBA of its intent to return damaged goods. Distributor shall ship at Distributor's expense and risk of loss, all goods to be returned, or replaced under this Section 6.3 to an SBA's facility advised by SBA at that time. If SBA exercises its option to replace the Goods, SBA shall, after receiving Distributor's shipment of the Goods under this provision, ship to Distributor, at either vendor's or SBA's expense and risk of loss, the replaced Goods to Distributor's warehouse. Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are its exclusive remedies, subject to Distributor's rights under Section 11 regarding any Goods for which Distributor has accepted delivery under this Section 6.3.

Except as provided under this Section 6.3 and Section 12, all sales of Goods to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Goods purchased under this Agreement.

7. Resale Prices. The list of goods in Schedule 1 sets out SBA's suggested resale prices for the Goods. These are suggested prices, agreed with Distributor and that SBA and Distributor believe accurately reflect the relative market for the Goods based on features, technology, and comparative competitive products.

8. Term; Termination.

8.1 Term. The term of this Agreement commences on the Effective Date and terminates on 31 December 2026, and shall thereafter renew for additional successive 5 year terms unless and until either Party provides notice of nonrenewal at least 90 days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the "**Term**"). If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

8.2 Termination Rights. Either Party may terminate this Agreement (including all related purchase orders pursuant to Section 8.3(a)), upon notice to the other Party:

(a) except as otherwise specifically provided under this Section 8.2, if the other Party is in breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within 30 days following the other Party's receipt of notice of such breach;

(b) if the other Party:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 8.2 is effective on receipt of notice of termination.

8.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) All related purchase orders are automatically terminated; and

(b) Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information.

8.4 Post-Term Resale. On the expiration or earlier termination of this Agreement, except for termination by SBA under Section 8.2(a), Distributor may, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of 6 months following the last day of the Term ("**Post-Term Resale Period**").

9. Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, "**Confidential Information**"). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party's employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic or other form or media, of the disclosing party's Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

10. Compliance with Laws. Distributor is in compliance with and shall comply with all applicable laws, regulations and ordinances. Distributor has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

11. Limited Product Warranty and Disclaimer

11.1 Limited Product Warranty. SBA warrants that the Goods will meet the specifications set forth in Schedule [_2_], are free from defects in material and workmanship under normal use and service with proper maintenance for twelve months. The term for such warranties shall begin upon receipt of the Good by Distributor's

customer. Distributor or its customer shall promptly notify SBA of any known warranty claims and shall cooperate in the investigation of such claims. If any Good is proven to not conform with this warranty during the applicable warranty period, SBA shall, at its exclusive option, replace the Good or refund the purchase price paid by Distributor for each non-conforming Good.

SBA shall have no obligation under the warranty set forth above if Distributor or its customer:

(a) fails to notify SBA in writing during the warranty period of a non-conformity; or

(b) uses, misuses, or neglects the Good in a manner inconsistent with the Good's specifications or use or maintenance directions, modifies the Good, or improperly installs, handles or maintains the Good.

Except as explicitly authorized in this Agreement or in a separate written agreement with SBA, Distributor shall not service, repair, modify, alter, replace, reverse engineer or otherwise change the Goods it sells to its customers. Distributor shall not provide its own warranty regarding any Good.

11.2 DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER THIS SECTION 11, NEITHER SBA NOR ANY PERSON ON SBA'S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR'S OR ITS CUSTOMERS' BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SBA, OR ANY OTHER PERSON ON SBA'S BEHALF.

12. Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend SBA and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, "**Indemnified Party**") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or SBA arising out of or occurring in connection with: (a) Distributor's acts or omissions as Distributor of the Goods, including negligence, willful misconduct or breach of this Agreement; (b) Distributor's advertising or representations that warrant performance of Goods beyond that provided by SBA's written warranty or based upon Distributor's business or trade practices; (c) any failure by Distributor or its personnel to comply with any applicable laws; or (d) allegations that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

13. Limitation of Liability. IN NO EVENT SHALL SBA OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO DISTRIBUTOR OR ANY THIRD PARTY FOR CONS/EQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SBA WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL SBA'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO SBA UNDER THIS AGREEMENT IN THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR'S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

14. Insurance. For the Term and a period of 12 months after the expiration or termination of this Agreement, Distributor shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with a minimum of US Dollars $2 million for each occurrence and US Dollars $6million in the aggregate with financially sound and reputable insurers. Upon SBA's request, Distributor shall provide SBA with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 14 and shall not do anything to invalidate such insurance. The certificate of insurance shall name SBA as an additional insured. Distributor shall provide SBA with 60 days' advance written notice in the event of a cancellation or material change in SBA's insurance policy. Except where prohibited by law, Distributor shall require its insurer to waive all rights of subrogation against SBA's insurers and SBA or the Indemnified Parties.

15. Audit Rights. Upon a minimum of 14 days' notice, during the Term and within one year after the expiration or earlier termination of this Agreement or the Post-term Resale Period, whichever is later, SBA may audit Distributor's files relating to its sales, marketing, and inventory of Goods regarding transactions that took place in the immediately preceding 12 months. SBA may conduct any audit under this Section 15 at any time during regular business hours and no more frequently than semi-annually.

16. SBA's Inspection Rights. During the Term and the Post-term Resale Period Distributor shall, on 10 working days' notice, make available for physical inspection by SBA at any time during regular business hours: (a) any and all Goods in Distributor's inventory; and (b) the Distributor's principal place of business, marketing offices, or the distribution center(s). Notwithstanding the foregoing, SBA cannot conduct an inspection under this Section 16 more frequently than annually.

17. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to

the other, this Agreement shall control unless the Parties specifically otherwise agree in writing pursuant to Section 19.

18. Survival. Subject to the limitations and other provisions of this Agreement: (a) the , representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of 12 months after such expiration or termination; and (b) Sections 8.3, 9, 11.2, 12, 13, 14, 27, and 28 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of 12 months after such expiration or termination.

19. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Distributor:

Ace Distribution<br>Allmeindstrasse 15<br>8840 Einsiedeln<br>Switzerland

Attention: Philipp Kunz

Title: Owner

Notice to SBA:

Slinger Bag Americas Inc<br>2709 N Rolling Rd Unit 138,<br>Windsor Mill, 21244<br>Maryland<br>USA

Attention: Chief Executive Officer

20. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

21. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

22. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any

rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

24. Assignment. Except as otherwise set forth in Section 1.2, neither Party may assign any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of Section 24 shall be null and void.

25. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

26. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 2 with the right to enforce such Section 12.

27. Choice of Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Maryland, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Maryland

28. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than US District Court, District of Maryland or, if such court does not have subject matter jurisdiction, the courts of the State of Maryland sitting in Baltimore, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in US District Court , District of Maryland or, if such court does not have subject matter jurisdiction, the courts of the State of Maryland sitting in Baltimore. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

29. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits, schedules, attachments, and

appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, or appendices attached to this Agreement, or the transactions contemplated hereby.

30. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 19, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

31. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's reasonable control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a "**Force Majeure Event**"). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. Notwithstanding the above, no failure by Distributor to make payment of any amounts owed under this Agreement is excused by reason of any Force Majeure Event.

32. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

**Slinger Bag Americas Inc.**

By */s/ Mike Ballardie*

**Mike Ballardie**
**Chief Executive Officer**

**ACE DISTRIBUTION**

By */s/ PHILIPP KUNZ*

Name: PHILIPP KUNZ

Title: OWNER

## SCHEDULES AND EXHIBITS

### Schedule 1

### Goods, Territory and Price List

- **Products:** Products bearing the Slinger® trademark including but not limited to tennis ball launcher devices, tennis ball launcher accessories, sports bags, tennis balls, tennis court accessories and other tennis related products marketed by Slinger® (the "**goods**")

- **Territory:** SWITZERLAND
- **Excluded Channels or Accounts:**
  - Any Public, Private, State, grammar or other school.
  - Any University sales
  - 3rd Party Re-sale Accounts: AMAZON, ALIBABA, E-BAY

- **SWISS Market Prices** (as at date of execution) – see schedule 2

- **Minimum Purchase Obligations:** These are defined as being to achieve unit sales to 1.5% of the agreed (between parties) SWISS avid tennis player market consisting of 200,000 avid players, over a 5 year period. This represents a cumulative total of 3,000 units of Slinger Tennis Ball Launchers.

- **Shipping (Interco) Terms:** Slinger Equipment: FOB Xiamen or FOB Hong Kong, China or FCA Belgium. Slinger Tennis Balls: FOB Bangkok, Thailand. All FOB prices are based in US$ (United States Dollars) and FCA prices are based in European Euro (€).

- **Payment Terms:** Payment terms are set as being within a maximum of 45 days from the date of the invoice.

- **Currency:** Distributor shall make all payments by wire transfer or automated clearing house, in accordance with the following banking / wire instructions:

  - ABA Number: **026009593**
  - Account Number:
  - SWIFT CODE: **BOFAUS3N**
  - Bank Address: Bank of Americas Bank of America, N.A.
    222 Broadway
    New York, NY 10038
  - Attn: SLINGER BAG AMERICAS INC

## Schedule 2

### Goods, Territory and Price List

**THE AGREED PRICING MATRIX FOR SLINGER® PRODUCTS FOR SALE IN SWISS MARKET BY DISTRIBUTOR AS OF DATE OF EXECUTION IS LISTED BELOW**

| Product | France Consumer Price (INcludes tax and shipping) |
|---|---|
| Launcher | CHF 700 |
| Oscillator | CHF 160 |
| Telescopic Ball Tube | CHF 50 |
| Camera Holder | CHF 40 |
| 72 Wilson-Slinger Triniti Balls | CHF 140 |

**THE CORRESPONDING SLINGER FOB PRICING AS AT DATE OF EXECUTION IS AS FOLLOWS:**

**SLINGER BAG INC - PROVISIONAL DISTRIBUTOR PRICING EMEA**

| MODEL | Consumer INDIVIDUAL Price €000s INCLUDES SHIPPING EXCLUDES VAT | Consumer BUNDLE Price €000s AS ADVERTISED ON SLINGER E-COMMERCE PLATFORM INCLUDES SHIPPING EXCLUDES VAT | FOB XIAMEN CHINA US$ | MINIMUM ORDER QTY | FCA GENT BELGIUM € | MINIMUM ORDER QTY |
|---|---|---|---|---|---|---|
| Slingshot 1-One Launcher | €550.00 | n/a | $300.00 | 228 | €325.00 | 10 |
| Oscillator | €120.00 | n/a | $55.00 | 100 | €65.00 | 10 |
| Telescopic Pick Up tube | €45.00 | n/a | $15.00 | 100 | €20.00 | 10 |
| Phone Camera Holder | €40.00 | n/a | $7.00 | 228 | €10.00 | 10 |
| Slinger Triniti Ball - 72 ball case pack (Can only be purchases in case qty and in same volume as Launcher) | €140.00 | n/a | $100.00 | 1083 cases | €100.00 | 10 cases |

**Consumer Packages ( Brand launch July 2020)**

| MODEL | Consumer INDIVIDUAL Price €000s INCLUDES SHIPPING / EXCLUDES VAT | Consumer BUNDLE Price €000s AS ADVERTISED ON SLINGER E-COMMERCE PLATFORM INCLUDES SHIPPING / EXCLUDES VAT | FOB XIAMEN CHINA US$ | MINIMUM ORDER QTY | FCA GENT BELGIUM € | MINIMUM ORDER QTY |
|---|---|---|---|---|---|---|
| Slinger GRAND SLAM PACK (Launcher + Oscillator+ Ball Tube + Camera Holder) | €755.00 | €670.00 | $377.00 | 228 | €420.00 | 50 |
| Slinger GRAND SLAM PLUS PACK (Launcher + 1 Oscillator + 1 Pick Up Tube + 1 Camera Holder + 1 Triniti Ball case ) | €895.00 | €800.00 | $477.00 | 228 | €520.00 | 50 |
| Slinger GRAND SLAM KING PACK (Launcher + 1 Oscillator + 1 Pick Up Tube + 1 Camera Holder + 2 Triniti Ball cases ) | €1,035.00 | €900.00 | $577.00 | 228 | €620.00 | 50 |

## Schedule 3

## CERTIFICATION LISTING

**The following product certificates document the product certification and qualification for Slinger products to be distributed across SWITZERLAND**



Europe

CB

CE

RoHS COMPLIANT

| Category | Product | Certification | Certification Standards |
|---|---|---|---|
| Launcher | 10Ah Battery | CB | •IEC 62133:2012 |
| | 2A Power Charger | CB | •IEC 61558-1:2005+A1<br>•IEC 61558-2-16:2009+A1 |
| | | CE-EMC & CE-LVD | •EN 55014-1:2006+A1:2009+A2:2011<br>•EN 61000-3-2:2014<br>•EN 61000-3-3:2013<br>•EN 55014-2:1997+A1:2001+A2:2008<br>•EN 61558-1:2005+A1:2009<br>•EN 61558-2-16:2009+A1:2013 |
| | | RoHS | European Council Directive 2011/65/EU on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment |
| | | GS | •EN 61558-1:2005+A1<br>•EN 61558-2-16:2009+A1<br>•AfPS GS 2014:01 Par.3.1 |
| | 6300RPM Big Motor | CE | •EN 55014-1:2006/A2:2011<br>•EN 55014-2:1997/A2:2008 |
| | | RoHS | 2011/65/EU Restriction of Hazardous Substances |
| | Launcher Gear Motor | CE | •EN 61000-6-3:2007+A1:2011<br>•EN 61000-6-1:2007<br>(IEC 61000-4-2 ; IEC 61000-4-3) |
| | | RoHS | RoHS Directive 2011/65/EU and amendment Commission Delegated Directive (EU) 2015/863 with effective from 22 July 2019 |